Exhibit 99.1

INOVALON REPORTS THIRD QUARTER 2016 RESULTS

Third Quarter 2016 Highlights

•      Third quarter revenue of $105.0 million

•      Third quarter net income of $7.8 million, resulting in diluted net income of $0.05 per share

•      Third quarter Non-GAAP net income of $15.4 million, resulting in Non-GAAP diluted net income of $0.10 per share

•      Third quarter Adjusted EBITDA of $26.3 million

•      MORE2 Registry® dataset medical event count expanded to more than 11.9 billion

•      Share repurchase program expanded to $200 million

BOWIE, Md. – November 2, 2016 – Inovalon (Nasdaq: INOV), a leading technology company providing advanced cloud-based data analytics and data-driven intervention platforms to the healthcare industry, today announced financial results for the third quarter of 2016 and other Company developments.

“Third quarter results demonstrate further progress against our long-term strategic plan. We continued the expansion of our platform capabilities, our connectivity reach, and our engagements in the adjacent pharmaceutical and provider markets. Additionally, our ongoing achievements in interoperability, automation, and cloud-based architectures enabled increasing flexibility and efficiencies within our platform, which translated into further value for our clients and increased gross margins for our business,” said Keith Dunleavy, M.D., Inovalon’s Chief Executive Officer and Chairman of the Board. “Further, we saw good progress within the initiative to transition our core payor retrospective risk score accuracy product to a more modular offering. Finally, the continued expansion of our data, analytics, and product offerings, combined with a growing addressable client base and our ongoing investments in sales and marketing, resulted in continued strong expansion in our sales pipeline.”

Management Transition

The Company also announced the promotion of Chris Greiner from Chief Product and Operations Officer to Chief Financial and Operating Officer. Prior to his role as Chief Product and Operations Officer for Inovalon, Mr. Greiner served as a Vice President at Computer Sciences Corporation, where he was responsible for management of that company’s commercial portfolio, as well as the combined Chief Operations Officer and Chief Financial Officer of IBM’s Business Analytics Division, among other roles. Mr. Greiner has been with Inovalon since May of 2013. His promotion to his new role is effective as of November 1, 2016. Tom Kloster, Inovalon’s Chief Financial Officer since March of 2014, will be leaving the Company to pursue other opportunities.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Commenting on the executive appointment, Dr. Dunleavy said, “We are very pleased to announce the promotion of Chris Greiner to the new role of Chief Financial and Operating Officer. Chris is a strong leader who has repeatedly demonstrated an impressive prowess for achieving not only product and operations scale and efficiency, but also strong financial and strategic goals. We would also like to recognize Tom Kloster for his greatly appreciated role in supporting Inovalon through the process of becoming a publicly traded company and implementing the infrastructure required to do so successfully. All of us at Inovalon wish Tom the very best in his new endeavors.”

Third Quarter 2016 Financial Results

•     Revenue for the third quarter of 2016 was $105.0 million, compared with $105.5 million for the third quarter of 2015.

•     Cost of revenue for the third quarter of 2016 was $35.4 million, or 33.7% of revenue, compared with 36.4% of revenue for the third quarter of 2015, an improvement of 270 basis points.

•     Net income for the third quarter of 2016 was $7.8 million resulting in diluted net income per share of $0.05, compared with $10.1 million and $0.07 per share, respectively, for the third quarter of 2015.

•     Adjusted EBITDA was $26.3 million for the third quarter of 2016, compared with $29.0 million for the third quarter of 2015. Adjusted EBITDA margin was 25.0% in the third quarter of 2016, compared with 27.5% for the third quarter of 2015.

•     Non-GAAP net income for the third quarter of 2016 was $15.4 million, resulting in Non-GAAP diluted net income per share of $0.10, compared with $13.0 million and $0.09 per share, respectively, for the third quarter of 2015.

•     Net cash provided by operating activities was $68.6 million for the first nine months of 2016, an increase of 55% from $44.2 million in the year-ago period.

•     Of note, during the quarter, the Company completed the 2015 federal and state tax returns of Avalere, which was acquired on September 1, 2015, for the pre-acquisition period of January 1, 2015 through August 31, 2015. Through this process, the Company identified additional tax benefits and, as a result, the effective tax rate for the three and nine months ended September 30, 2016 is 15.0% and 34.4%, respectively. The lower tax rate in the third quarter of 2016 represented a $0.01 benefit to diluted net income per share and a $0.02 benefit to Non-GAAP diluted net income per share.

“Third quarter revenue, Adjusted EBITDA, and Non-GAAP diluted income per share, exclusive of tax benefits realized from the acquisition of Avalere in 2015, were at the higher end of our expectations, and we again generated solid free cash flow,” said Chris Greiner, Chief Operating and Financial Officer of Inovalon. “In parallel with delivering these results, the Company executed well on several key fronts. We realized improved gross margin operating leverage as a

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

result of advancements in several product and service delivery technology platforms, closed on a number of deals from our expanding sales pipeline, rolled out new organically-developed offerings to adjacent markets, and, subsequent to quarter end, completed the acquisition of Creehan & Company, with integration activities well underway. Lastly, we are pleased to report that our share repurchase program was underway during the quarter, resulting in the purchase of approximately 3.4 million shares of Class A common stock with $49 million remaining in the initial program by quarter-end, now expanded to a total of $200 million under the program – with a strong balance sheet continuing to be in place.”

Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP net income are non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income, identifying the differences between net income and each of these non-GAAP financial measures, are included in this press release after the consolidated financial statements.

Key Highlights

•     Addition of Specialty Pharmacy Platform Capabilities:  During the quarter, Inovalon entered into a definitive agreement to acquire Creehan & Company, the industry’s leading independent provider of specialty pharmacy software-as-a-service (SaaS) platforms, supporting approximately 30% of the nation’s specialty pharmacy marketplace. The acquisition closed effective October 1, 2016. Specialty pharmacy is a high-value sub-segment of the healthcare ecosystem that is of increasing importance to payors, pharmaceutical companies, and patients alike. Total specialty pharmacy spending in the U.S. is expected to increase from $178 billion in 2015 to $282 billion by 2020, approaching half of total U.S. pharma spend over the next few years. The integration of Creehan & Company’s strong client base, industry expertise, and data-driven technology platforms strategically expands the reach and capability of Inovalon’s data-driven healthcare vision.

•     Expansion into Virtual Medicine:  During the quarter, Inovalon announced a multi-year agreement with MDLIVE, a leading telehealth platform provider, to provide on-demand, real-time patient insights and analytics for virtual clinical encounters. The new capability will enable MDLIVE and its clients (health systems, ACOs, health plans, and employers) to deliver a more personal and differentiated encounter while also facilitating better clinical outcomes, quality score improvements, risk adjustment accuracy, and utilization efficiency across a wide variety of patient populations. By leveraging Inovalon’s extensive capabilities, clinicians in this rapidly-growing segment can improve the care delivered, yielding a better experience for patients and improved financial performance for the underlying health systems, ACOs, health plans, and employers. Adding to Inovalon’s partnership with Quest Diagnostics to provide Data Diagnostics™, the agreement with MDLIVE is the latest example of how Inovalon is bringing advanced cloud-based analytics, proprietary data sets, and deep subject matter expertise to drive meaningful impact at the point-of-care in real-time.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

•     Further Expansions in Pharma: Inovalon is seeing increased success in the leveraging of its data and analytical platforms for the pharmaceutical marketplace. The advancement of Inovalon’s capabilities, highlighted at the Company’s 2016 Client Congress in Washington D.C. on September 25th and 26th, have witnessed the introduction of an integrated “stack” of subject matter expertise, an extensive cloud-based platform suite of data technologies, and proprietary data assets customized for the pharmaceutical and life sciences marketplace. Inovalon has also introduced an integrated value-based / outcomes-based contracting platform which provides for advanced capabilities in data integration, analytics, intervention, reporting and administration for pharmaceutical companies and partnered payors. Over the recent several months, the Company has entered into a number of additional engagements with leading global pharmaceutical companies to support and empower real-world data (RWD), value-based and outcomes-based contracting, and medication compliance tracking and improvement initiatives.

•     Advancements in Provider / Post-Acute Care Capabilities: During the quarter, Inovalon materially advanced analytical research and associated resulting capabilities designed for the post-acute care provider marketplace. The results, presented together with Kindred Healthcare at Inovalon’s Client Congress in Washington D.C. on September 25th and 26th, allow for highly sophisticated applications of predictive analytics to identify ideal facility-type placement and inter-facility-type transfers, predicted costs, and predicted length of stay for patients in need of post-acute care. The capabilities will empower significant advancements in quality of care, reductions in readmission rates, and improvements in financial efficiency for post-acute care providers.

•     Continued Expansion of Pipeline:  During the third quarter, the Company’s continuing investments in product innovation, product-line expansion, and sales and marketing capacity expansion drove sale closures across all lines of business and further significant pipeline expansion. Inovalon’s sales pipeline grew by over 20% from the close of the second quarter and at quarter-end represented approximately 4x the level at the beginning of the year.

•     Share Repurchase Program Expanded:  Today the Company is announcing that the Board of Directors has authorized the expansion of the Company’s share repurchase program to repurchase up to an additional $100 million of shares of Inovalon’s Class A common stock (bringing the total to $200 million). The additional $100 million of shares can be repurchased between the completion of the first $100 million program and the end of 2017. During the third quarter of 2016 the Company repurchased 3,364,531 shares of Class A common stock for $51.1 million at an average share price of $15.19 per share. Since the close of the third quarter, through Monday, October 31, 2016, the Company had repurchased 2,813,603 shares of Class A common stock for approximately $40.2 million at an average share price of $14.28 per share. Repurchases under the Company’s share repurchase program are made in open-market or privately negotiated transactions in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, subject to market conditions, applicable legal requirements, and other relevant factors. The share repurchase program does not obligate the Company to acquire any particular amount of Class A common stock.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Other Financial Data and Key Metrics

The following constitute other financial and key metrics which are presented quarterly.

•      Growth of Datasets: At September 30, 2016, the MORE2 Registry® dataset contained more than 139.5 million unique patient counts and 11.9 billion medical event counts, increases of 9% and 15%, respectively, compared with September 30, 2015.

•      Investment in Innovation: For the quarter ended September 30, 2016, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based data analytics and data-driven intervention platforms was $13.2 million, or 13% of revenue.

•      Analytical Process Count Growth: Inovalon’s trailing 12-month Patient Analytical Month (PAM) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to more than 25.2 billion as of September 30, 2016, an increase of 24% as compared with September 30, 2015.

Please see the Company’s filings with the Securities and Exchange Commission (SEC) for further detail regarding the preceding other financial data and key metrics.

Shares Outstanding

As of October 31, 2016, the Company had 63,056,269 million shares of Class A common stock outstanding and 83,970,518 million shares of Class B common stock outstanding.

2016 Financial Guidance

Inovalon is affirming the full-year 2016 guidance issued by the Company on August 3, 2016. As previously conveyed, full year guidance for 2016 is summarized as follows:

•      Revenue is expected to be between $470 million and $490 million

•      Net Income is expected to be between $43 million and $53 million

•      Adjusted EBITDA is expected to be between $130 million and $148 million

•      Non-GAAP net income is expected to be between $60 million and $70 million

•      Diluted net income per share is expected to be between $0.28 and $0.35

•      Non-GAAP diluted net income per share is expected to be between $0.39 and $0.46

Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these non-GAAP financial measures and net income, are included in this press release after the consolidated financial statements.

While implementation of the share repurchase program or changes in the stock price could change the fully diluted share count, under the treasury stock method, the Company is assuming 151.0 million shares for the full year 2016.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Conference Call

Inovalon will host a conference call to discuss its third quarter 2016 results at 5:00 pm Eastern Standard Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 85355328; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).

About Inovalon

Inovalon is a leading technology company that combines advanced, cloud-based data analytics, and data-driven intervention platforms, to achieve meaningful insight and impact in clinical and quality outcomes, utilization, and financial performance across the healthcare landscape. Inovalon’s unique achievement of value is delivered through the effective progression of Turning Data into Insight, and Insight into Action®. Large proprietary datasets, advanced integration technologies, sophisticated predictive analytics, data-driven intervention platforms, and deep subject matter expertise deliver a seamless, end-to-end capability that brings the benefits of big data and large-scale analytics to the point of care. Driven by data, Inovalon uniquely identifies gaps in care, quality, data integrity, and financial performance – while bringing to bear the unique capabilities to resolve them. Providing technology that supports hundreds of healthcare organizations in 98.7% of U.S. counties and Puerto Rico, Inovalon’s cloud-based analytical and data-driven intervention platforms are informed by data pertaining to more than 837,000 physicians, 354,000 clinical facilities, and more than 139 million Americans. Through these capabilities, Inovalon is able to drive high-value impact, improving quality and economics for health plans, ACOs, hospitals, physicians, consumers and pharma/life-sciences researchers. For more information, visit www.inovalon.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding the roll-out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, strategies and business plans, expectations regarding future results, plans to repurchase shares of Class A Common Stock, and financial guidance for the full-year 2016. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties,

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

These risks, uncertainties, and assumptions include, among others: the Company’s ability to continue and manage growth; ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including Data Diagnostics™; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the ability to protect the privacy of clients’ data and prevent security breaches; the effect of competition on the business; and the efficacy of the Company’s platforms and toolsets. Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016, included under the heading Item 1A, “Risk Factors.” The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

In the Company’s earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Inovalon Holdings, Inc.

Consolidated Statements of  Income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In thousands, except per-share amounts)	2016	2015	2016	2015

Revenue	$105,013	$105,459	$331,495	$316,710

Expenses:
Cost of revenue(1)	35,433	38,394	120,570	103,847
Sales and marketing(1)	7,037	3,946	19,712	8,173
Research and development(1)	7,404	6,283	21,047	17,198
General and administrative(1)	37,209	32,437	105,222	82,022
Depreciation and amortization	8,904	5,526	25,794	15,253
Total operating expenses	95,987	86,586	292,345	226,493
Income from operations	9,026	18,873	39,150	90,217
Other income and (expenses):
Realized losses on short-term investments	9	(329)	4	(329)
Gain on disposal of equipment	—	—	534	—
Interest income	1,450	1,184	4,424	1,807
Interest expense	(1,302)	(1,110)	(3,806)	(3,318)
Income before taxes	9,183	18,618	40,306	88,377
Provision for income taxes	1,376	8,498	13,883	38,362
Net income	$7,807	$10,120	$26,423	$50,015

Net income attributable to common stockholders, basic and diluted	$7,771	$10,115	$26,308	$50,003
Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.05	$0.07	$0.17	$0.35
Diluted net income per share	$0.05	$0.07	$0.17	$0.34

Weighted average shares of common stock outstanding:
Basic	150,732	148,871	151,240	144,000
Diluted	151,562	151,835	152,122	147,409

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$94	$28	$334	$85
Sales and marketing	140	66	446	122
Research and development	186	292	927	952
General and administrative	1,704	1,619	4,645	4,540
Total stock-based compensation expense	$2,124	$2,005	$6,352	$5,699

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Inovalon Holdings, Inc.

Consolidated Balance Sheets

(In thousands)	September 30, 2016	December 31, 2015
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$214,386	$114,034
Short-term investments	498,935	614,130
Accounts receivable, net	79,894	81,305
Prepaid expenses and other current assets	8,767	16,162
Income tax receivable	11,806	18,377
Total current assets	813,788	844,008
Non-current assets:
Property, equipment and capitalized software, net	70,379	65,031
Goodwill	133,570	137,733
Intangible assets, net	56,429	61,855
Other assets	2,846	4,250
Total assets	$1,077,012	$1,112,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,890	$21,136
Accrued compensation	16,687	13,538
Other current liabilities	4,824	11,444
Deferred revenue	5,868	5,507
Deferred rent	977	797
Credit facilities	26,250	15,000
Capital lease obligation	112	109
Total current liabilities	68,608	67,531
Non-current liabilities:
Credit facilities, less current portion	243,750	266,250
Capital lease obligation, less current portion	242	296
Deferred rent	1,709	2,446
Deferred income taxes	34,084	37,198
Total liabilities	348,393	373,721
Stockholders’ equity:
Class A common stock	—	—
Class B common stock	1	1
Additional paid-in-capital	505,550	493,197
Retained earnings	273,963	247,540
Treasury stock	(51,118)	—
Other comprehensive income (loss)	223	(1,582)
Total stockholders’ equity	728,619	739,156
Total liabilities and stockholders’ equity	$1,077,012	$1,112,877

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Inovalon Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
(In thousands)	2016	2015

Cash flows from operating activities:
Net income	$26,423	$50,015
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	6,352	5,699
Depreciation	20,368	13,683
Amortization of intangibles	5,426	1,570
Amortization of premiums on short-term investments	2,502	1,315
Realized losses on short-term investments	(4)	329
Tax payments for equity award issuances	95	582
Deferred income taxes	(3,110)	(714)
Excess tax benefits from stock-based compensation	(1,135)	(16,039)
Loss on disposal of long-lived assets	—	116
Gain on disposal of equipment	(534)	—
Bad debt expense	79	—
Changes in assets and liabilities:
Accounts receivable	1,332	(36,581)
Prepaid expenses and other current assets	(3,604)	(1,628)
Income taxes receivable	7,677	4,663
Other assets	4,189	(1,895)
Accounts payable	(5,903)	4,890
Accrued compensation	2,090	18,691
Other liabilities	6,572	796
Deferred rent	(557)	(398)
Deferred revenue	361	(938)
Net cash provided by operating activities	68,619	44,156

Cash flows from investing activities:
Acquisitions, net of cash acquired	-	(114,015)
Escrow funding associated with acquisition	-	(7,875)
Purchases of short-term investments	(164,737)	(783,485)
Sales and maturities of short-term investments	280,547	233,130
Purchases of property and equipment	(11,267)	(4,539)
Investment in capitalized software	(14,220)	(14,557)
Proceeds from sale of property and equipment	—	(24)
Net cash provided by (used in) investing activities	90,323	(691,365)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriters' discount	—	362,082
Proceeds from issuance of treasury stock, net of underwriters' discount	—	282,172
Payment of offering costs	—	(5,182)
Repurchase of common stock	(51,118)	—
Repayment of credit facility borrowings	(11,250)	(15,000)
Proceeds from exercise of stock options	5,111	11,702
Acquisition-related contingent consideration payments	(2,300)	—
Capital lease obligations paid	(31)	(82)
Tax payments for equity award issuances	(137)	(582)
Excess tax benefits from stock-based compensation	1,135	16,039
Net cash provided by (used in) financing activities	(58,590)	651,149
Increase in cash and cash equivalents	100,352	3,940
Cash and cash equivalents, beginning of period	114,034	162,567
Cash and cash equivalents, end of period	$214,386	$166,507

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Inovalon Holdings, Inc.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(unaudited)

Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.  A reconciliation of net income to Adjusted EBITDA follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2016	2015	2016	2015

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$7,807	$10,120	$26,423	$50,015
Depreciation and amortization	8,904	5,526	25,794	15,253
Realized losses on short-term investments	(9)	329	(4)	329
Gain on disposal of equipment	—	—	(534)	—
Interest expense	1,302	1,110	3,806	3,318
Interest income	(1,450)	(1,184)	(4,424)	(1,807)
Provision for income taxes	1,376	8,498	13,883	38,362
EBITDA	17,930	24,399	64,944	105,470
Stock-based compensation	2,124	2,005	6,352	5,699
Acquisition costs:
Transaction costs	355	1,330	1,076	1,330
Contingent consideration	5,358	706	11,793	706
Tax on equity exercises	—	582	95	582
Other non-comparable items(1)	528	—	1,360	—
Adjusted EBITDA	$26,295	$29,022	$85,620	$113,787

Adjusted EBITDA margin	25.0%	27.5%	25.8%	35.9%

(1)   Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as workforce restructuring charges. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Non-GAAP net income

(unaudited)

Inovalon defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises and other non-comparable items. A reconciliation of net income to Non-GAAP net income follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2016	2015	2016	2015

Reconciliation of Net Income to Non-GAAP net income:
Net income	$7,807	$10,120	$26,423	$50,015
Stock-based compensation	2,124	2,005	6,352	5,699
Acquisition costs:
Transaction costs	355	1,330	1,076	1,330
Contingent consideration	5,358	706	11,793	706
Amortization of acquired intangible assets	1,772	766	5,426	1,569
Tax on equity exercises	—	582	95	582
Other non-comparable items(1)	528	—	1,360	—
Tax impact of add-back items	(2,512)	(2,460)	(8,991)	(4,296)
Non-GAAP net income	$15,432	$13,049	$43,534	$55,605

GAAP basic net income per share	$0.05	$0.07	$0.17	$0.35
GAAP diluted net income per share	$0.05	$0.07	$0.17	$0.34
Non-GAAP basic net income per share	$0.10	$0.09	$0.29	$0.39
Non-GAAP diluted net income per share	$0.10	$0.09	$0.29	$0.38

(1)   Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as workforce restructuring charges. Non-comparable items are excluded from Non-GAAP net income in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Inovalon Holdings, Inc.

Key Metrics

(unaudited)

The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	As of September 30,
(In thousands)	2016	2015

MORE[2] Registry® dataset metrics:
Unique patient count(1)	139,534	127,701
Medical event count(2)	11,965,465	10,366,340
Trailing 12 month Patient Analytics Months (PAM)(3)	25,286,198	20,405,108

(1)     Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.

(2)     Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)     Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed by the Company’s analytical platform to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.

Investment in Innovation

(unaudited)

The Company’s business model is based upon the ability to deliver value to clients through the combination of advanced, cloud-based data analytics and data-driven intervention platforms focused on the achievement of meaningful and measureable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions capabilities are deployed as summarized below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2016	2015	2016	2015

Investment in Innovation
Research and development(1)	$7,404	$6,283	$21,047	$17,198
Capitalized software development(2)	5,248	5,359	16,780	15,104
Research and development infrastructure investments(3)	512	2,406	3,491	2,945
Total investment in innovation	$13,164	$14,048	$41,318	$35,247
As a percentage of revenue
Research and development(1)	7%	6%	6%	5%
Capitalized software development(2)	5%	5%	5%	5%
Research and development infrastructure investments(3)	1%	2%	1%	1%
Total investment in innovation	13%	13%	12%	11%

(1)  Research and development primarily includes employee costs related to the development and enhancement of the Company’s service offerings.

(2)  Capitalized software development includes capitalized costs incurred to develop and enhance functionality for the Company’s data analytics and data-driven intervention platforms.

(3)  Research and development infrastructure investments include strategic expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Inovalon Holdings, Inc.

Forward-Looking Guidance Adjusted EBITDA

(Unaudited)

	Guidance Range
	Year Ending
	December 31, 2016

(In millions)	Low	High

Reconciliation of Forward-Looking Guidance Net Income to Adjusted EBITDA:

Net income	$43	$53
Depreciation and amortization	35	36
Interest expense	5	5
Interest income	(5)	(5)
Provision for income taxes (1)	29	35
EBITDA	107	124
Stock-based compensation	10	10
Acquisition costs:
Transaction costs	1	1
Contingent consideration	11	12
Tax on equity exercises	—	—
Other non-comparable items	1	1
Adjusted EBITDA	$130	$148

(1) A 40% tax rate is assumed in order to approximate the Company’s effective corporate tax rate.

Inovalon Holdings, Inc.

Forward-Looking Guidance Non-GAAP net income

(Unaudited)

	Guidance Range
	Year Ending December 31, 2016
(In millions, except per share amounts)	Low	High

Reconciliation of Forward-Looking Guidance Net Income to Non-GAAP net income:
Net income	$43	$53
Stock-based compensation	10	10
Acquisition costs:
Transaction costs	1	1
Contingent consideration	11	12
Amortization of acquired intangible assets	7	7
Tax on equity exercises	—	—
Other non-comparable items	1	1
Tax impact of add-back items (1)	(13)	(14)
Non-GAAP net income	$60	$70

GAAP diluted net income per share	$0.28	$0.35
Non-GAAP diluted net income per share	$0.39	$0.46

Weighted average shares of common stock outstanding - diluted	151	151

(1) A 40% tax rate is assumed in order to approximate the Company’s effective corporate tax rate.

Non-GAAP Financial Measures

Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company’s operating results. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above. These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and as an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled

Inovalon Holdings, Inc.

Q3 2016 Earnings Release

November 2, 2016

measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income

The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises, and other non-comparable items.

The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:

Inovalon

George Price (Investors)

Phone: 301-809-4000 x1190

gprice@inovalon.com

Inovalon

Kim E. Collins (Communications)

Phone: 301-809-4000 x1473

kcollins@inovalon.com